ACTION BY WRITTEN CONSENT OF THE BOARD OF DIRECTORS
INDO GLOBAL EXCHANGE(S) PTE, LTD.

The undersigned, being all of the Members of the Board of Directors of Indo Global Exchange(s) Pte, Ltd., a Nevada corporation (the "Corporation"), pursuant to Nevada General Corporation Law and in lieu of a meeting of the Board of Directors of the Corporation, do hereby consent to, adopt, ratify, confirm and approve the Resolutions set forth below, effective as of May 16, 2019.

WHEREAS, after significant discussions and consultations with various professionals, and after careful consideration of the alternatives available, including the advantages and disadvantages of entering into an Asset Purchase Agreement with Hulogix Corp. ("Hulogix"), the Board of Directors (the "Board") of the Corporation deems it advisable and in the best interests of the Corporation and its shareholders to approve and complete the Asset Purchase Agreement by and among the Corporation and Hulogix (the "Agreement") attached hereto and made a part hereof; and

WHEREAS, the Agreement calls for the resignation of the officers and directors of the Corporation and requires the appointment of new members to the Board, namely Jason Black.

Approval of Asset Purchase Agreement

NOW, THEREFORE, BE IT RESOLVED, that the Agreement in substantially the form attached hereto, together with such changes and modifications as the officers of this Corporation shall, in their sole and absolute discretion, deem appropriate and in the best interest of this Corporation, is hereby approved in its entirety; and

BE IT FURTHER RESOLVED that each and all of the actions of the officers of this Company taken to date in connection with the negotiation, execution and delivery of the Agreement and each document and instrument contemplated therein or related thereto and each of the other actions of such officers associated with the transactions contemplated therein, is hereby ratified and confirmed.

Appointment of New Directors

BE IT FURTHER RESOLVED: That Jason Black is hereby appointed as Director of the Corporation.

Acceptance of Resignation of John O'Shea

BE IT FURTHER RESOLVED: That the Resignation of John O'Shea as President and CEO and all other positions he holds with the Corporation is hereby accepted, but not prior to the effectiveness of the appointment of Jason Black, and the Corporation hereby expresses its gratitude for John O'Shea's efforts and services to date. Such resignation shall be effective immediately.

Appointment of New Officer

BE IT FURTHER RESOLVED: That the following are appointed to the offices listed opposite their names effective as of the date hereof:

Jason Black	Chairman, President, CEO and Secretary

BE IT FURTHER RESOLVED, that that each officer of the Corporation is hereby authorized and directed to do and perform, or cause to be done and performed, all such acts, deeds and things and to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments or certificates in the name and on behalf of the Corporation, or otherwise, as each such officer may deem necessary or appropriate to effectuate or carry out fully the purpose and intent of the foregoing resolutions and any of the transactions contemplated thereby.

All actions heretofore taken by any director or officer of the Corporation in connection with any matter referred to in the foregoing resolutions are hereby approved, ratified and confirmed in all respects.

The secretary and any assistant secretary of the Corporation, or any other officer of the Corporation, is hereby authorized to certify and deliver, to any person to whom such certification and delivery may be deemed necessary or appropriate in the opinion or such officer, a true copy of the foregoing resolutions.

IN WITNESS WHEREOF, the undersigned has caused this action to be effective as of May 16, 2019.

Departing Directors:	**Incoming Director:**
John O'Shea	Jason Black

To: Indo Global Exchange(s) Pte, Ltd.
(trading symbol IGEX)
Care of: Securities Counselors, Inc., 1333 Sprucewood Deerfield, IL 60015

Dear Members of the Board of Directors:

I, John O'Shea, effective immediately following the appointment of Jason Black as Director of the Corporation, hereby resigns from the Board of Directors of Indo Global Exchange(s) Pte, Ltd., and resigns, effective immediately, from all other positions I hold with Indo Global Exchange(s) Pte, Ltd., including but not limited to, my position as President, Chief Executive Officer and Director and hereby certify that there are no other members of the Board of Directors and no other officer, other than Jason Black.

Sincerely,

____
John O'Shea